UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                    CURRENT REPORT UNDER SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: OCTOBER 26, 2001

                         COMMISSION FILE NUMBER: 0-28885

                           Q COMM INTERNATIONAL, INC.
        (Exact name of small business issuer as specified in its charter)



                 Utah                                    87-0674277
        (State of incorporation)                   (IRS  Employer ID No.)


                   1145 South West 1680, Orem, Utah 84058-4930
                    (Address of principal executive offices)

                                 (801) 226-4222
                         (Registrant's telephone number)







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Item 5.  Other Events

     On October 18, 2001, the Registrant entered into an agreement (the "Agreement") with American Payment Systems, Inc., a Connecticut corporation ("APS"). The Agreement is attached hereto as Exhibit 99.1, and reference is made thereto for a complete description of the terms and conditions of the Agreement.

     The principal material points of the Agreement are as follows:

     The Registrant is to sell APS 11,400,000 shares of its common stock at $0.50 per share, for an aggregate purchase price of $5.7 million. In addition, APS is to be granted a warrant to purchase additional shares of Registrant's common stock at $1.25 per share, the number of shares to be equal to that number which, when combined with the shares of Registrant's common stock already owned by APS, would equal 55% of the outstanding fully diluted shares of the common stock of Registrant immediately following such exercise. The warrant has a ten-year life, and cannot be exercised until the earlier of two years from the date of closing of the sale of the 11.4 million shares, or the termination of the employment of Registrant's President, Stephen C. Flaherty, other than for "cause," provided, however, it shall be immediately exercisable in the event any third party accumulates over fifteen per cent of the total outstanding equity of the Registrant, or upon a change in control of Registrant. APS will have certain registration rights with respect to the shares of Registrant's common stock that are issued and that underlie the warrant.

     Pursuant to the Agreement, APS is to lend to the Registrant the sum of $600,000 in working capital, to be paid in stages to Registrant between October, 2001 and January, 2002, subject to certain conditions, and subject to the pledge by Registrant of its accounts receivable and certain intangible assets.

     In addition, pursuant to the Agreement, APS can initially designate two members of a five-member board of directors, and will enter into a voting agreement with Paul Hickey, an officer of the Registrant and the owner of 28% of the currently outstanding stock of the Registrant, with regard to voting for the election of each party's selections for the board of directors. APS is also granted a perpetual license to certain point of sale activation system technology, exercisable under certain circumstances. APS, pursuant to the Agreement, is also engaged as a non-exclusive leasing agent for the Registrant. Registrant is also required to enter into an employment agreement providing for the continued employment of Stephen C. Flaherty for at least twelve months following the closing of the proposed transaction.

     Completion of the transaction is subject to the drafting of a definitive agreement, incorporating the terms set forth above, and approval by the respective boards of directors of Registrant and APS. Should the transaction be completed, and should APS exercise it warrants under the terms set forth above, this will effect a change in control of the Registrant. Registrant cannot predict at this time whether or not, in fact, this transaction will be completed on terms acceptable to the board of directors of Registrant. If such a definitive agreement is, however, agreed to, it is expected that the closing of the transaction would occur some time during the first quarter of 2002.

Exhibits

99.1 Agreement between Registrant and American Payment Systems, Inc., dated October 18, 2001.

99.2 Press Release of Registrant, dated October 25, 2001.


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SIGNATURES



     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Q Comm International, Inc. [Registrant]

October 26, 2001


By: /s/ Paul Hickey
Paul Hickey, Chief Executive Officer